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                                                                       EXHIBIT 5


                              September 25, 1995



Gundle/SLT Environmental, Inc.
19103 Gundle Road
Houston, Texas 77073

        RE: GUNDLE/SLT ENVIRONMENTAL, INC. REGISTRATION STATEMENT ON FORM S-3; SHELF RESALE PROSPECTUS FOR FORMER EXECUTIVE

Gentlemen:

        At your request, we have examined the Articles of Incorporation of Gundle/SLT Environmental, Inc., a Delaware corporation (the "Company"), the bylaws and all corporate proceedings of the Company in connection with the proposed sale to the public by a former executive officer of the Company of up to 146,000 shares of Common Stock, par value $.01 per share (the "Shares") and have reviewed such other matters as we deem relevant in the premises, and based upon such review and examination, we are of the opinion that the Shares are, or when issued in accordance with the terms of outstanding options will be, duly authorized, validly issued and nonassessable outstanding shares of Common Stock of the Company.

        We hereby consent to the reference to our firm under the caption "Counsel" in the prospectus included in the Registration Statement on Form S-3 being filed by the Company with the Securities and Exchange Commission in connection with the offering of the Shares.

                                        Very truly yours,




                                        PORTER & HEDGES, L.L.P.